Exhibit 4.9
COMMON STOCK PURCHASE AND REGISTRATION RIGHTS AGREEMENT
by and between
ARCHEMIX CORP.
and
MERCK KGaA
Dated as of [_____________]

(i)

Schedules
Disclosure Schedule

(ii)

ARCHEMIX CORP.
COMMON STOCK PURCHASE AND REGISTRATION RIGHTS AGREEMENT
     THIS COMMON STOCK PURCHASE AND REGISTRATION RIGHTS AGREEMENT dated as of [_______] (the “Agreement”) is made by and between Archemix Corp., a Delaware corporation (the “Company”), and Merck KGaA, a company organized under the laws of Germany (the “Purchaser”).
     WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase, shares of the Company’s common stock, par value $.001 per share (“Common Stock”), as provided in Section 5.1 of that certain Collaborative Research and License Agreement between the Company and the Purchaser dated June 6, 2007.
     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
SECTION 1
Definitions
     1.1 For purposes of this Agreement, the following terms shall have the meanings set forth below:
          (a) “Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules, regulations and policies of the Commission thereunder, all as the same shall be in effect at the time.
          (b) “1934 Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules, regulations and policies of the Commission thereunder, all as the same shall be in effect at the time.
          (c) “Affiliate” shall mean an individual, trust, business trust, joint venture, partnership, corporation, limited liability company, association or any other entity which (directly or indirectly) is controlled by, controls or is under common control with the Purchaser. For the purposes of this definition, the term “control” (including, with correlative meanings, the term “controlled by” and “under common control with”) as used with respect to the Purchaser, means the possession of the power to direct or cause the direction of the management and policies of an entity, through the ownership of the outstanding voting securities or by contract or otherwise.
          (d) “By-laws” shall mean the Amended and Restated By-Laws of the Company, as amended from time to time.
          (e) “Certificate of Incorporation” shall mean the Company’s Restated Certificate of Incorporation on file with the Secretary of State of the State of Delaware, as amended from time to time.

          (f) “Closing” and “Closing Date” shall have the meanings specified in Section 2.2 hereof.
          (g) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Act.
          (h) “Common Stock” shall have the meaning specified in the recitals.
          (i) “Competitor of the Company” shall mean a person or entity that poses a competitive threat to the Company’s business or is engaged in the same or a substantially similar business as the Company, as determined by the Company’s board of directors.
          (j) “Holder” means the Purchaser (so long as the Purchaser holds Registerable Securities) and any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 5.5 hereof.
          (k) “Purchase Price” shall have the meaning specified in Section 2.1 hereof.
          (l) “Prospectus” shall mean the prospectus contained in the Registration Statement.
          (m) “Qualified Public Offering” means the Company’s firm commitment underwritten initial public offering filed under the Act covering the offer and sale of the Company’s Common Stock, with gross offering proceeds to the Company of not less than $30,000,000 exclusive of any amount issued to the Purchaser pursuant to the this Agreement.
          (n) “Registrable Securities” means (i) any shares of Common Stock issued to the Purchaser pursuant to this Agreement, (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which the rights under this Agreement are not assigned; provided, however, that shares of Common Stock which are Registrable Securities shall cease to be Registrable Securities upon any sale pursuant to a registration statement, Section 4(1) of the Act or Rule 144 under the Act, any sale in any manner to a person or entity which, by virtue of Section 5.5 of this Agreement, is not entitled to the rights provided by this Agreement or upon the eligibility for sale of such shares under Rule 144(k) under the Act.
          (o) “Registration Statement” shall mean the Registration Statement on Form S-1 (File No. 333-144837) filed with the Commission relating to the Company’s initial public offering of its Common Stock.
          (p) “Shares” shall have the meaning specified in Section 2.1 hereof.
     1.2 Certain other words and phrases are defined or described elsewhere in this Agreement and the Exhibits and Schedules hereto.
     1.3 Wherever used in this Agreement:

          (a) the words “include” or “including” shall be construed as also incorporating “but not limited to” and “without limitation”;
          (b) the word “day” means a calendar day unless specified otherwise; and
          (c) the word “law” (or “laws”) means any statute, ordinance, regulation or code.
     1.4 Unless specified to the contrary, references to Articles, Sections, Schedules and/or Exhibits mean the particular Article, Section, Schedule or Exhibit in or to this Agreement.
     1.5 References to this Agreement shall include this Agreement as varied or modified from time to time by the parties.
     1.6 Unless the context requires otherwise, words in the singular number include the plural and vice versa.
     1.7 All Schedules and Exhibits hereto are hereby incorporated herein and made a part hereof.
SECTION 2
Authorization, Purchase and Sale of the Shares
     2.1 Purchase and Sale of the Shares. At the Closing (as defined in Section 2.2 hereof), and subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company [________] shares of Common Stock (the “Shares”) at a purchase price of $[_____] per share for a total purchase price of $[___________] (the “Purchase Price”).
     2.2 Closing. The purchase and sale of the Shares being purchased by the Purchaser shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, at 10:00 a.m., local time, on [_______________], or at such other location, date and time as may be agreed upon among the Purchaser and the Company (such closing being called the “Closing” and such date and time being called the “Closing Date”). At the Closing, the Company shall issue and deliver to the Purchaser a certificate in definitive form, registered in the name of the Purchaser, representing the Shares being purchased by the Purchaser at the Closing. As payment in full for the Shares being purchased by it under this Agreement, and against delivery of the certificate therefor as aforesaid, on the Closing Date, the Purchaser (a) shall deliver to the Company a check payable to the order of the Company in the amount of the Purchase Price, (b) shall transfer such amount to the account of the Company by wire transfer, or (c) shall deliver a combination of (a) and (b) above.
SECTION 3
Representations and Warranties and Certain Covenants of the Company
     Except as set forth in any disclosure schedules delivered herewith (which shall be numbered to correspond with the sections of this Section 3), the Company hereby represents and warrants to and covenants to the Purchaser as follows:
     3.1 Organization, Qualifications and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and the Company is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where failure to qualify would not have a material adverse effect on the business or financial condition of the Company. The Company has the corporate power and authority to own and hold its properties and to carry on its business as now conducted or as planned to be conducted in the foreseeable future, to execute, deliver and perform this Agreement and any other agreements, documents or instruments contemplated hereby to which it is a party, to issue, sell and deliver the Shares.
     3.2 Authorization of Agreements, Etc.
          (a) The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and thereunder, and the issuance, sale and delivery of the Shares have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government specifically naming the Company, the Certificate of Incorporation, or the By-laws or any material provision of any indenture, agreement or other instrument which is filed as an exhibit to the Registration Statement, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, which violation, conflict or default could have a material adverse effect on the Company, or result in the creation or imposition of any material lien, charge, restriction, claim or encumbrance upon any of the properties or assets of the Company.
          (b) The Shares have been duly authorized and the Shares, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and free of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company. None of the issuance, sale or delivery of the Shares is subject to any preemptive right of stockholders of the Company or to any right of first refusal or other right in favor of any person which has not been waived.
     3.3 Validity. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes the legal, valid and binding obligations of the Company, enforceable in accordance with its respective terms subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors and to general principles of equity.
     3.4 Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority, any party to a contract to which the Company is bound or any other third party on the part of the Company required in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained prior to, and be effective as of, the Closing (other than such filings under the “blue sky” law of any state governmental authority and any federal securities law filings that may be made after the Closing, which such filings shall be timely made).
     3.5 Subsidiaries. The Company has no subsidiaries other than as listed in an Exhibit to the Registration Statement.
     3.6 Capitalization. The authorized and outstanding shares of capital stock and options, warrants and other rights to purchase capital stock of the Company is as set forth in the Prospectus.
     3.7 Litigation. Except as set forth in the Prospectus and required to be disclosed therein, there is no (i) action, suit, claim, proceeding or investigation pending or, to the best of the Company’s knowledge, threatened against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to the Company pending under collective bargaining agreements or otherwise or (iii) governmental inquiry pending or, to the best of the Company’s knowledge, threatened against the Company (including without limitation any inquiry as to the qualification of the Company to hold or receive any license or permit), and to the best of the Company’s knowledge there is no basis for any of the foregoing.
     3.8 Financial Statements. The financial statements of the Company contained in the Prospectus (i) are true and correct in all material respects, (ii) are in accordance with the books and records of the Company, (iii) present fairly in all material respects the financial position of the Company on as of the dates thereof and (iv) were prepared in accordance with United States generally-accepted accounting principles (except, with respect to any interim financial statements, for all of the required footnotes and year end adjustments).
     3.9 Taxes. The Company has accurately prepared in all material respects and timely filed all federal, state, county and local tax returns required to be filed by it, and the Company has paid all taxes required to be paid by it pursuant to such returns as well as all other taxes, assessments and governmental charges which have become due or payable, including, without limitation all taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties. All such taxes with respect to which the Company has become obligated pursuant to elections made by the Company in accordance with generally accepted practice have been paid and adequate reserves have been established for all taxes accrued but not payable.
     3.10 Intellectual Property. The Company owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets, customer lists and know how (collectively, “Intellectual Property”) necessary to the conduct of its business as conducted consistent with the description of the Company’s business as set forth in the Prospectus. The Company has not been informed that the licenses granted by or to the Company and listed in Section 3.10 of Schedule II are not valid and enforceable. To the knowledge of the Company, all right, title and interest in any Intellectual Property which has been developed by key employees or founders of the Company in their capacity as either employees or consultants to the Company which is necessary for the conduct of the Company’s business as conducted has been unconditionally assigned to the Company.
     3.11 Brokers. The Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.
     3.12 Insurance. The Company will use its commercially reasonable efforts to maintain insurance with financially sound and reputable insurance companies or associations, in such amounts and covering such risks as are adequate and customary for the type and scope of its properties and business as currently conducted and as planned to be conducted in the foreseeable future.
SECTION 4
Representations and Warranties of Purchaser
     The Purchaser represents and warrants to the Company as follows:
     4.1 Experience. The Purchaser: (a) is an accredited investor within the definition of Regulation D promulgated under the Act; (b) is experienced in evaluating and in investing in developing biotechnology companies such as the Company and can afford a loss of its entire investment; and/or (c) has a pre-existing personal or business relationship with the Company and/or certain of its officers, directors or controlling persons of a nature and duration that enable it to be aware of the character, business acumen and financial circumstance of such persons.
     4.2 Investment. The Purchaser is acquiring the Shares for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. It understands that the Shares have not been registered under the Act by reason of specified exemptions form the registration provisions of the Act.
     4.3 Rule 144. The Purchaser acknowledges that the Shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144 promulgated under the Act, which permit limited release of shares purchased in a private placement subject to the satisfaction of certain conditions, and is aware that such Rule may not become available for resale of the Shares.
     4.4 Access to Data. The Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management and has had the opportunity to review the Company’s facilities.
     4.5 Brokers. The Purchaser has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.
     4.6 Authorization. The Purchaser has full power and authority to enter into and to perform this Agreement in accordance with its terms. All action (corporate or otherwise) on the part of the Purchaser necessary for the authorization, execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated herein has been taken. This Agreement is valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors and to general principles of equity.
SECTION 5
Registration Rights
     5.1 “Piggyback” Registration.
          (a) Registration Statement. Following the consummation of a Qualified Public Offering, if (but without any obligation to do so) the Company shall determine to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration or Form S-4 or S-8 or relating solely to the sale of securities to participants in a stock plan or a registration relating solely to a Rule 145 transaction or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within fifteen (15) days after receipt of such notice by the Holder in accordance with Section 8.5, the Company shall, subject to the provisions of this Section.5.1, use its reasonable best efforts to include in such registration all of the Registrable Securities that each such Holder has requested to be registered.
          (b) Company Deferral. If the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Holder’s shares to be included in the registration statement to be filed and it is therefore essential to defer the inclusion of all or some of the Holders’ Registrable Securities in such registration statement, the Company shall have the right to exclude such number of shares as the Company deems, in its good faith judgment, are necessary.
          (c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 5.1 to include any of the Holders’ Registrable Securities in such underwriting unless such Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters and then only in such quantity as the underwriters determine in their sole reasonable discretion will not jeopardize the successes of their offering by the Company or such other persons). If the total amount of securities, including Registrable Securities, requested by stockholders to be included in an offering exceeds the amount that the underwriters determine, in their sole reasonable discretion, is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole reasonable discretion will not jeopardize the success of the offering. If the number of Registrable Securities to be included in the underwriting in accordance with the foregoing is less than the total number of shares which the Holders of Registrable Securities have requested to be included, then the other holders of all other shares of capital stock with registration rights who have requested to be included in the registration statement shall participate in the underwriting prior to the Holders of Registrable Securities who have requested registration.
          (d) Withdrawal. Notwithstanding the foregoing provisions, the Company may withdraw any registration statement referred to in this Section 5.1 for any reason without thereby incurring any liability to the holders of Registrable Securities.
     5.2 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 5 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.
     5.3 Sale or Transfer of Shares; Legend.
          (a) The Registrable Securities shall not be sold or transferred unless either (i) such shares first shall have been registered under the Act, or (ii) the transfer complies with Rule 144, Rule 144A or an exemption from registration under the Act, provided that, if requested by the Company, the Company shall have been first furnished with an opinion of legal counsel, to the effect that such sale or transfer is exempt from the registration requirements of the Act.
          (b) Each certificate representing the Registrable Securities shall bear a legend substantially in the following form:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW AND THEY MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (a) SUCH SHARES FIRST SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (b) THE TRANSFER COMPLIES WITH RULE 144, RULE 144A OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, IF REQUESTED BY THE COMPANY, THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACTS IS THEN AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS.
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A COMMON STOCK PURCHASE AND REGISTRATION RIGHTS AGREEMENT, AS AMENDED FROM TIME TO TIME (COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH REGISTRATION RIGHTS AGREEMENT. THE SALE, TRANSFER, HYPOTHECATION OR OTHER

DISPOSITION OF SUCH SHARES IS SUBJECT TO THE TERMS OF SUCH AGREEMENT AND SUCH SHARES ARE TRANSFERABLE ONLY UPON PROOF OF COMPLIANCE THEREWITH.”
The foregoing legend shall be removed from the certificates representing any Registrable Securities, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Act.
     5.4 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 5:
          (a) To the extent permitted by law, the Company will indemnify, defend and hold harmless each Holder, its officers, directors, employees, agents and representatives, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act (each, a “Company Indemnified Person”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (the “Company Indemnified Amount”) arise out of or are based upon any of the following (collectively, a “Violation”): (i) any untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities or Blue Sky laws or any rule or regulation thereunder in connection with such registration; and the Company will pay to each such Company Indemnified Person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any Company Indemnified Amount; provided, however, that the indemnity agreement contained in this subsection 5.4(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such Company Indemnified Amount as to any Company Indemnified Person to the extent such liability arises out of or is based upon a Violation (i) which occurs in reliance upon and in conformity with written information relating to such Company Indemnified Person and furnished expressly for use in connection with such registration by such Company Indemnified Person or (ii) contained in a preliminary prospectus and corrected in a final or amended prospectus if such seller, underwriter or controlling person received notice of such final or amended prospectus prior to the effective date of the registration statement but failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Securities to the person asserting any such loss, claim, damage or liability resulting from a Violation contained in such preliminary prospectus, in any case where such delivery is required by the Act.
          (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) (the “Holder Indemnified Amount”) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information relating to such Holder and furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 5.4(b), in connection with investigating or defending any Holder Indemnified Amount; provided, however, that the indemnity agreement contained in this subsection 5.4(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, that, in no event shall any indemnity under this subsection 5.4(b) exceed the net proceeds from the offering received by such Holder.
          (c) Promptly after receipt by an indemnified party under this Section 5.4 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.4, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5.4, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.4.
          (d) If the indemnification provided for in this Section 5.4 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; and provided, that, in no event shall any contribution under this subsection 5.4d) exceed the net proceeds from the offering received by such Holder.
          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
          (f) The obligations of the Company and Holders under this Section 5.4 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 5, and otherwise.
     5.5 Assignment of Registration Rights. Subject to Section 8.6, the rights to cause the Company to register Registrable Securities pursuant to this Section 5 may be assigned (but only with all related obligations) by a Holder to a Permitted Assignee (as defined below), provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act; and (d) such transferee or assignee is not a Competitor of the Company. For purposes of this Section 5.5 a “Permitted Assignee” shall mean an entity that acquires all or substantially all of the ownership interests of a Holder.
     5.6 “Market Stand-Off” Agreement. The Purchaser hereby agrees that, during the one hundred eighty (180) day period following the effective date of the registration statement for the Qualified Public Offering or such other period as requested of all Company executive officers required to file Forms 3 and 4 and directors of the Company by the underwriters in the Qualified Public Offering in order to comply with Rule 2711 of the National Association of Securities Dealers or otherwise, the Purchaser shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that all executive officers and directors of the Company enter into similar agreements. In addition to the obligations under this Section, the Purchaser agrees to execute a separate agreement on form satisfactory to such underwriter containing such covenant and obligation.
     In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Purchaser (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.
     Notwithstanding the foregoing, the obligations described in this Section 5.6 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to SEC Rule 145, or a transaction on Form S-4 or similar forms which may be promulgated in the future.
     5.7 Termination of Registration Rights.
          The right of any Holder to request registration or inclusion in any registration pursuant to Section 5 shall terminate once the securities held by such Holder cease to be Registrable Securities, and this Agreement, other than Sections 5.3, 5.6 and Sections 8.1-8.13, shall terminate once all of the securities covered hereby cease to be Registrable Securities.
SECTION 6
Purchaser’s Conditions to Closing
     The Purchaser’s obligation to purchase Shares at the Closing is subject to the fulfillment to its satisfaction on or prior to the Closing Date of each of the following conditions:
     6.1 Representations and Warranties. The representations and warranties contained in Section 3 shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.
     6.2 Performance. The Company shall have performed and complied with all covenants, agreements and conditions contained herein required to be performed or complied with by it prior to or at the Closing Date.
     6.3 Legal Investment. At the time of the Closing, the purchase of the Shares shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.
     6.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to the Purchaser and its counsel. Prior to the Closing, the Company shall have obtained all consents or waivers, if any, necessary to execute and deliver this Agreement, issue the Shares and to carry out the transactions contemplated hereby and thereby, and all such consents and waivers shall be in full force and effect.
     6.5 Qualifications. All other authorizations, approvals or permits if any, of any governmental authority or regulatory body of the United States or any state that are required prior to and in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be effective on and as of the Closing Date.

SECTION 7
Company’s Conditions to Closing
     The Company’s obligation to sell the Shares at the Closing is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:
     7.1 Representations and Warranties. The representations and warranties made by the Purchaser pursuant to Section 4 hereof shall be true and correct when made and shall be true and correct on the Closing Date.
     7.2 Performance. The Purchaser shall have performed and complied with all covenants, agreements and conditions contained herein required to be performed or complied with by it prior to or at the Closing Date.
     7.3 Legal Investment. At the time of the Closing, the purchase of the Shares shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.
     7.4 Payment of Purchase Price. The Purchaser shall have delivered to the Company a check or a transfer of funds to the account of the Company in the full amount of the Purchase Price.
SECTION 8
Miscellaneous
     8.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware without giving effect to principles of conflicts of law thereunder.
     8.2 Survival. All covenants, agreements, representations and warranties made herein, or in any certificate or instrument delivered to the Purchaser pursuant to or in connection with this Agreement shall not survive the execution and delivery of this Agreement.
     8.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Subject to the terms of this Agreement, no party hereby may assign its rights or obligations hereunder (whether by operation of law or otherwise, including by merger, asset sale, sale of stock or otherwise) without the prior written consent of the other parties hereto.
     8.4 Entire Agreement; Amendment and Waiver. This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, modified, waived or terminated, except by a written instrument signed by the Company and the Purchaser.

     8.5 Notices. Unless otherwise provided, all notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:	Archemix Corp. 300 Third Street Cambridge, MA Attn: Chief Executive Officer Attn: General Counsel Facsimile: (617) 621-9300

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Attn: Jeffrey M. Wiesen, Esquire Facsimile: (617) 542-2241

If to the Purchaser:	Merck KGaA Legal Department Frankfurter Str. 250 64293 Darmstadt Germany Facsimile: +49 6151 72 2373
or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.
     All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.
     8.6 Transferability of Shares. The Purchaser or any transferee or assignee of Registrable Securities hereby agrees not to sell, transfer, assign, exchange, pledge, hypothecate or otherwise dispose of the Registerable Securities, or any right or interest therein, whether voluntary, by operation of law or otherwise, (including by merger, asset sale, sale of stock or otherwise), except to a Permitted Assignee in accordance with Section 5.5 or with the express written consent of the Company.

     8.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any shares upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default occurring thereafter; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder or any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.
     8.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
     8.9 Interpretation. The parties hereby acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in a favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.
     8.10 Information Confidential. The Purchaser agrees that it shall keep confidential and shall not use any confidential, proprietary or secret information received by it with respect to the Company which has been marked or otherwise designated as confidential, including, without limitation, information regarding the nature of the Company’s business, financial, business development, product and marketing strategies, financial statements and reports, or reproduce, disclose or disseminate such information to any other person (other than to its employees, agents, attorneys having a need to know the contents of such information or an Affiliate that is not a Competitor of the Company), except in connection with this Agreement, unless (a) the Company has made such information available to the public generally; (b) such Purchaser is required to disclose such information by a governmental body; or (c) the Purchaser received such information in a lawful disclosure from a third party after the date of this Agreement.
     8.11 Further Assurances. From and after the date of this Agreement, the Company and the Purchaser shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.
     8.12 Headings. The headings and subheadings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     8.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered via telecopier with the intention that they shall each have the same effect as an original counterpart hereof.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

COMPANY: ARCHEMIX CORP.
By:
Name:
Title:

PURCHASER: Merck KGaA ppa.	i.V.

Hans-Friedrich Geiss Senior Vice President Accounting & Controlling	Jens Eckhardt Legal Counsel